EXHIBIT 4.48

                              STOCKHOLDER AGREEMENT
                                  by and among
                                PATRICIA McPEAK,
                               THE RICEX COMPANY,
                                 JOSEPH PAGANO,
                                EUGENE MULVIHILL
                                       and
                                BIOCEUTICS, INC.

                                   Dated as of
                                November 1, 1999

TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
1.       Restrictions on Transfers of Shares..............................................1
2.       Pre-emptive Rights...............................................................3
3.       Control Transfer ................................................................4
4.       Tag Along Rights ................................................................5
5.       Representation and Warranty of Stockholders......................................7
6.       Noncompetition...................................................................7
8.       Personal Guaranty ...............................................................8
9.       RiceX Claims ....................................................................8
10.      Definition of Shares.............................................................8
11.      Specific Performance ............................................................8
12.      Successors and Assigns ..........................................................8
13.      Governing Law; Disputes .........................................................9
14.      Counterparts and Facsimile Signatures ...........................................9
15.      Titles and Subtitles ............................................................9
16.      Notices .........................................................................9
17.      Entire Agreement; Amendments and Waivers........................................11
18.      Severability....................................................................11
19.      Termination.....................................................................11
20.      Rights of Third Parties.........................................................11

                              STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT is made as of the 1st day of November, 1999 by and among PATRICIA McPEAK ("Patricia"), THE RICEX COMPANY ("RiceX" and, together with Patricia, the "Mc/X Stockholders"), JOSEPH PAGANO ("Joe"), EUGENE MULVIHILL ("Gene" and, together with Joe, the "P/M Stockholders") and BIOCEUTICS, INC., a Delaware corporation ("Company").

WHEREAS, the Company was formed on August 6,1999 and thereafter issued an aggregate of 1,000 shares of its common stock, $.01 par value ("Common Stock"), to Patricia, RiceX, Joe and Gene (collectively, the "Stockholders") for $1.00 per share, as follows:

Stockholder                                                    Number of Share
Joe                                                            325
Gene                                                           325
Patricia                                                       250
RiceX                                                          100

WHEREAS, the Company and RiceX are simultaneously herewith entering into an agreement pursuant to which the Company is being granted certain exclusive purchase and distribution rights for RiceX's products ("License Agreement"); and

WHEREAS, the Company and Patricia are simultaneously herewith entering into an employment agreement pursuant to which Patricia will be engaged as President of the Company for a two-year term ("Employment Agreement") and an Employee Confidentiality, Non-Competition and Assignment of Inventions Agreement; and

WHEREAS, the Stockholders and the Company desire to set forth certain agreements among them with respect to the transfer and control of the Common Stock owned by them ("Shares");

NOW THEREFORE, in consideration of the premises and mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                 RESTRICTIONS ON TRANSFERS OF SHARES.

(a) TRANSFER OF SHARES. The Mc/X Stockholders may not sell, transfer, assign, pledge, donate, or otherwise encumber or dispose (a "Transfer") of any interest in the Shares unless (i) it has first complied with the Offer Right (described below) and (ii) all Shares owned by it or her are the subject of such Transfer. Notwithstanding anything to the contrary, neither RiceX nor Patricia shall make any Transfer prior to November 1, 2001, except in compliance with the terms of Section 4 of this Agreement; PROVIDED, HOWEVER, that if a P/M Stockholder sells any of his Shares to any unaffiliated third party, then the Mc/X Stockholder shall have the right, but not the obligation, to sell a proportionate number of Mc/X Stockholder's Shares, subject to the Offer Right (as defined below).

(b) FIRST OFFER RIGHT.

(i) If a Mc/X Stockholder wishes to make a Transfer of its Shares ("Offered Shares"), then, at least ten (10) days before making any such Transfer, the Mc/X Stockholder shall deliver to the Company and the P/M Stockholders a written notice (the "Sale Notice") notifying them of the proposed Transfer. The Sale Notice shall disclose in reasonable detail the proposed terms and conditions of the Transfer, including, without limitation, the price per share to be paid by the transferee, the identity of the transferee, evidence of its financial ability to effectuate the purchase, and confirmation of

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the transferee's agreement to be bound by the terms of this Agreement. Unless otherwise agreed by the P/M Stockholders, the purchase price for any Transfer must be payable in cash.

(ii) The P/M Stockholders shall have the right to purchase all (but not less than all) of the Offered Shares, at the price and on the terms specified in the Sale Notice (the "Offer Right"). The P/M Stockholders may decide, as between themselves, who shall purchase the Offered Shares. The P/M Stockholders shall deliver written notice of their election to exercise the Offer Right (the "Purchase Election Notice") to the Mc/X Stockholders within 5 days after the Sale Notice is given. Failure by the P/M Stockholders to give a timely Purchase Election Notice to the Mc/X Stockholders shall be deemed an election by them not to exercise the Offer Right.

(iii) If the P/M Stockholders elect to purchase all of the Offered Shares pursuant to the Offer Right, then such purchase shall, unless the parties thereto otherwise agree, be completed

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

at a closing to be held at the principal office of the Company at 10:00 a.m. local time on the 10th day following the exercise of the Offer Right.

(iv) The purchase price for the Shares sold pursuant to the Offer Right shall be the purchase price contained in the Sale Notice, and shall be on the applicable terms and conditions contained in the Sale Notice and this Agreement.

(v) In the event that the P/M Stockholders fail to exercise the Offer Right, then the Mc/X Stockholder shall be permitted to transfer the Offered Shares solely to the proposed transferee and solely on the terms and conditions set forth in the Sale Notice.

(c) RIGHTS AND OBLIGATIONS ATTACHED TO COMMON STOCK, SECURITIES LAWS. Upon a Transfer by a Mc/X Stockholder, the recipient of the Shares shall be entitled to all of the rights and benefits, and subject to all the obligations, of the transferring Mc/X Stockholder arising under this Agreement. Prior to any Transfer, the Mc/X Stockholders shall cause (i) the prospective transferee to execute and deliver documents evidencing same to the Company and the P/M Stockholders, in type and form reasonably satisfactory to the Company and the P/M Stockholder and (ii) its counsel to deliver an opinion to the. Company, in form reasonably satisfactory to the Company and the P/M Stockholder, to the effect that such Transfer may be made without registration under federal securities laws.

(d) IMPROPER TRANSFER. Any attempt to transfer any Shares which is not in accordance with this Agreement or is in violation of law shall be null and void, and the Company shall not give any effect to such attempted transfer in the share records of the Company.

2.                 PRE-EMPTIVE RIGHTS.

(a) Except with respect to (i) the grant of options; (and the issuance of shares of Common Stock upon exercise thereof) to employees, consultants, directors and officers of the Company other than the Stockholders, and (ii) the issuance of securities by the Company in an underwritten public offering, if the Company proposes to offer or sell, in consideration for cash, shares of Common Stock or any other class of capital stock or securities convertible or exercisable into or exchangeable for shares of Common Stock or any other class of the Company's capital stock ("New Offer"), the Company shall offer to each Stockholder the right ("Pre-emptive Right"), on the same terms specified below, to purchase up to that number of securities sufficient to permit the Stockholder to maintain its proportionate equity interest in the Company

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(as determined by dividing all of the Shares then owned by such Stockholder by the shares of Common Stock then outstanding.

(b) The Company shall send a written notice of the New Offer to each Stockholder at least ten (10) days prior to the consummation of any New Offer specifying in reasonable detail the material terms of the New Offer including, without limitation, the material terms of the proposed security, the material terms of any proposed agreement to be executed by the purchaser, the consideration per share to be paid by the purchaser, and the identity (if known) of each proposed purchaser. Each Stockholder shall notify the Company within five (5) days of the receipt of such notice whether it intends to exercise its Pre-emptive Right. The closing of any purchase of securities by a Stockholder under this Section shall take place on the same day as the closing of the New Offer or, at the Stockholders' discretion, at anytime within ten (10) days ("Stockholder Closing Period") thereafter; PROVIDED HOWEVER, that the Stockholder Closing Period shall be six (6) months for any New Offer made prior to November 1, 2000.

(c) The Pre-emptive Right afforded under this Section 2 shall terminate with respect to a Stockholder at such time as it owns less than 5% of the outstanding Common Stock.

3.                 CONTROL TRANSFER.

(a) If the P/M Stockholders propose to make a Control Transfer (as hereinafter defined) of any of their Shares, then they shall have the right, but not the obligation, to require the Mc/X Stockholders to participate ("Bring Along Right") in any such sale on the same terms as the P/M Stockholders by requiring the purchaser to purchase from the Mc/X Stockholder the "Mc/X Stockholders Proportionate Share" (as hereinafter defined) of the Shares to be sold, on the same terms and conditions as pertain to the Shares to be sold by the P/M Stockholders in the Control Transfer.

(b) "Mc/X Stockholders Proportionate Share" means the percentage determined by dividing (x) the number of Shares then owned by the Mc/X Stockholders, by
(y) the sum of (i) the number of Shares then owned by the P/M Stockholders plus (ii) the number of Shares then owned by the Mc/X Stockholders.

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

(c) PROCEDURE.

(i) If the P/M Stockholders desire to make a Control Transfer, then at least ten (10) days before making any such Control Transfer, the P/M Stockholders may deliver to the Mc/X Stockholders a written notice (the "Change of Control Notice") notifying it of the proposed Control Transfer. The Change of Control Notice shall specify the proposed number of Shares to be the subject of the Control Transfer (the "Subject Shares") and disclose in detail the proposed terms and conditions of the Control Transfer, including, without limitation, the price per share to be paid by the transferee, the identity of the transferee, evidence of its financial ability to effectuate the purchase and, if applicable, notice that the Mc/X Stockholders are obligated to include and sell all of their Shares or the Mc/X Stockholders Proportionate Share, as the case may be, as part of such Control Transfer pursuant to the Bring Along Right.

(ii) If the P/M Stockholders exercise the Bring Along Right, the Mc/X Stockholders shall cooperate in consummating the Control Transfer, including, without limitation, by becoming parties to the sale agreement and all other appropriate related agreements, delivery of certificates and other instruments for its Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents, including becoming a party to standard representations, warranties and indemnities in such agreements.

(d) "Control Transfer" means the first transaction or series of related transactions as a result of which any third party, or group of third parties acting in concert, who are not affiliates of the P/M Stockholders, acquires, directly or indirectly, from the P/M Stockholders for cash or other consideration, a majority of the Common Stock owned by the P/M Stockholders prior to such transaction or series of related transactions or the power or ability to exercise voting rights in respect of a majority of such shares of Common Stock.

4.                 TAG ALONG RIGHTS.

(a) If the P/M Stockholders propose to make a Control Transfer of any of their Shares, then the Mc/X Stockholders shall have the right ("Tag-Along Right"), but not the obligation, to participate in any such sale on the same terms as the P/M Stockholders by requiring the purchaser to purchase from the Mc/X Stockholder the Mc/X Stockholders Proportionate Share of the Shares to be sold, on the same terms and conditions as pertain to the Shares to be sold by the P/M Stockholders in the Control Transfer.

(b) If the P/M Stockholders desire to make a Control Transfer, then at least 10 days before making any such Control Transfer, the P/M Stockholders shall deliver to the Mc/X Stockholders a Change of Control Notice notifying of the proposed Control Transfer. The Change of Control Notice shall specify the subject Shares and disclose in detail the proposed terms and conditions of the Control Transfer, including without limitation, the price per share to be paid by the transferee, the identity of the transferee, evidence of its financial ability to effectuate the purchase and, if applicable, notice that the Minority Shareholder may include and sell the Mc/X Stockholders Proportionate Share as part of such Control Transfer pursuant to the Tag-Along Right.

(c) If the Mc/X Stockholder wishes to participate in the Control Transfer, it shall provide written notice thereof ("Tag-Along Notice") to the P/M Stockholders no less than 5 days prior to the proposed date of the Control Transfer. The Tag-Along Notice shall constitute the Mc/X Stockholder's binding agreement to sell the Mc/X Stockholders Proportionate Share on the terms and conditions applicable. to the Control Transfer. If the proposed transferee or purchaser does not consummate the purchase of all of the Shares on the terms and conditions applicable to the P/M Stockholders, then neither the P/M Stockholders nor the Mc/X Stockholders shall consummate the sale of any of its Shares to such transferee or purchaser.

(d) If the Mc/X Stockholders exercise the Tag-Along Right, the Mc/X Stockholder shall cooperate in consummating the Control Transfer, including, without limitation, by becoming a party to the sale agreement and all other appropriate related agreements, delivery of certificates and other instruments for their Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a voter consent is required) and taking any other necessary or appropriate action in furtherance thereof, and including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents, including becoming a party to standard representations, warranties and indemnities in such agreements.

(e) If a Tag-Along Notice is not received by the P/M Stockholders from the Mc/X Stockholders prior to the 5 day period specified above, the P/M Stockholders shall have the right to sell or otherwise transfer the number of Shares specified in the Change of Control Notice to the proposed purchaser or transferee without any participation by the Mc/X Stockholder, but only on the terms and conditions set forth in the Change of Control Notice.

5. REPRESENTATION AND WARRANTY OF STOCKHOLDERS. Each of the Stockholders hereby represents and warrants that, except for this Agreement, it is not a party to any contract or agreement respecting the Shares, including any voting trust or other voting arrangement, option or transfer agreement.

6. NONCOMPETITION. If Patricia breaches any provisions of the Employee Confidentiality, NonCompetition and Assignment of Inventions Agreement, being signed simultaneously herewith (even if such Agreement, or any section of such Agreement is held to be unenforceable by a court of law or other tribunal), then from and after such date, (i) all rights provided to Patricia in this Agreement shall terminate and (ii) the Company shall have the right to purchase Patricia's shares for a price of $.01 per share.

7. LOAN OBLIGATION. Each of Joe, Gene and Patricia agree that, if the Company needs working capital to operate its business at any time during the period commencing on the date hereof and ending on the "Due Date," as defined below, each of them will lend to the Company the Company's working capital requirements, up to a maximum outstanding at any one point in time of $400,000 in the following ratio:

Joe and Gene - 36.11% each
Patricia - 27.78%.

All amounts loaned will bear interest at the minimum rate to avoid imputation of interest under the Internal Revenue Code and will be due and payable, together with interest, on the earlier of November 1, 2001 or the date the Company closes an equity debt financing from unaffiliated parties (such date referenced to herein as the "Due Date"). All such loans will be secured by a first priority perfected security interest in favor of Joe, Gene and Patricia (on a pro rata basis) on all the Company's assets. Prior to making such loans, the Company will execute, for the benefit of Joe, Gene and Patricia, appropriate promissory notes and security agreements.

If Patricia determines to borrow funds to fulfill her loan obligation under this Paragraph 7, each of Joe and Gene will lend 50% of the amount to be borrowed by Patricia. All amounts loaned to Patricia will bear interest at the minimum rate to avoid imputation of interest under the Internal Revenue Code and will be due and payable, together with interest, on the earlier of.
(1) three (3) years from the date of the loan or (2) the date Patricia is repaid by the Company. All of the shares of Common Stock held by Patricia as of the date of this Agreement, plus any additional shares acquired by Patricia, in the future, shall be pledged to the Joe and Gene as security. Prior to making such loans to Patricia, Patricia will execute, for the benefit of Joe and Gene, appropriate promissory notes, and pledge and escrow agreements.

8. PERSONAL GUARANTY. Joe and Gene each agree to guaranty 50% (for an aggregate of 100%) of the salary owed to Patricia under the Employment Agreement through November 1, 2001. Any funds advanced by Joe or Gene pursuant to this guarantee shall be deemed to be loans to the Company with the same terms (and subject to the same security) as those described in
Section 6, above. Prior to making any such loans, the Company will execute, for the benefit of Joe and Gene, appropriate promissory notes and security agreements.

9. RICEX CLAIMS. Each of Patricia and RiceX agree to jointly and severally indemnify the Company, Joe and Gene ("Indemnified Parties") for, and hold them harmless from and against, any and all costs, expenses and damages (including reasonable attorneys' fees and expenses) incurred in connection with any suit, action and claim brought by or on behalf of RiceX or its stockholders against any Indemnified Party based on RiceX's failure to capitalize on a corporate opportunity (or any related claim) arising out of, or as a result of, RiceX entering into the License Agreement, Patricia entering into the Employment Agreement or either RiceX or Patricia becoming a Stockholder or entering into this Agreement.

10. DEFINITION OF "SHARES". The term "Shares" shall mean any and all shares of Common Stock outstanding as of the date here of and any additional shares of Common Stock hereafter acquired by the owner thereof.

11. SPECIFIC PERFORMANCE. If any Stockholder commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, the other parties shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the parties that the transactions contemplated hereunder are of a special, unique and extraordinary character and that any such breach or threatened breach by a party will cause irreparable injury to the other parties and that money damages will not provide an adequate remedy to such other parties.

12. SUCCESSORS AND ASSIGNS. None of the rights or obligations of the parties hereto may be assigned without the written consent of each of the parties, and any attempt to do so shall be null and void. Subject to the preceding sentence, the rights and obligations of each party hereto shall be binding on and inure to the benefit of its successors and permitted assigns.

13. GOVERNING LAW; DISPUTES. This Agreement shall be governed by and construed under the law of the State of Delaware, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the undersigned (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Superior Court of the State of Delaware, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the Superior Court of the State of Delaware in any such suit, action or proceeding. Each of the undersigned further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Superior Court of the State of Delaware and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

14. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature received via facsimile shall be deemed an original for all purposes.

15. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier, or four business days after deposit with the United States Post Office by certified mail, postage prepaid, to the parties at the following addresses and numbers (or at such other address or number for a party as shall be specified by like notice, except that notices of changes of address or number shall be effective upon receipt):

If to Patricia:

Patricia McPeak
100 Rock Lane
El Dorado Hills California 95762
Telephone No.: (916)933-1000
Facsimile No.: (916) 933-9300

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

If to RiceX:

The RiceX Company 1241 Hawk's Flight Court El Dorado Hills, California 95762
Attn: Daniel L. McPeak, Sr. Telephone No.: (916) 933-3000 Facsimile No.:
(916) 933-3333

If to Joe or the Company:

Graubard Mollen & Miller 600 Third Avenue New York, New York 100 16 Attn:
David Alan Miller, Esq. Telephone No.: (212) 818-8800 Facsimile No: (212)
818-8881

If to Gene:

Eugene Mulvihill 355 Madison Avenue Morristown, New Jersey 07960 Telephone
No.: (973) 984-2276 Facsimile No.: (973) 984-5062

with a copy in any case to:

Crosby, Heafey, Roach & May 700 South Flower Street - Suite 2200 Los Angeles, California 90017 Attn: Richard W, Lasater II Telephone No.: (213) 896-8025 Facsimile No.: (213) 896-8000

Graubard Mollen & Miller 600 Third Avenue New York, New York 100 16 Attn:
David Alan Miller, Esq. Telephone No.: (212) 818-8800 Facsimile No: (212) 818-8881)
and

Sheppard, Mullin, Richter & Hampton LLP 4 Embarcadero Center - 17th Floor San Francisco, California 94111-9100 Attn: William T. Manierre, Esq. Telephone
No.: (415) 434-9100 Facsimile No.: (415) 434-3947

17. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each Stockholder.

18. SEVERABILITY. If one or more provisions of this Agreement is or are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its remaining terms.

19. TERMINATION. The provisions of this Agreement will terminate automatically and be of no further force and effect upon the earliest of (i) consummation of a Control Transfer, and (ii) consummation of the initial public offering of the Company's equity securities.

20. RIGHTS OF THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                         NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the parties here to have executed this Stockholder Agreement on the day and year first above written.

PATRICIA McPEAK
By:/s/Patricia McPeak

THE RICEX COMPANY
By:/s/Daniel L. McPeak
Name: Daniel L. McPeak
Title: Chief Executive Officer and
Chairman of the Board


JOSEPH PAGANO
By:/s/Joseph Pagano

EUGENE MULVIHILL
By:/s/Eugene Mulvihill

BIOCEUTICS, INC.

By:/s/Samuel Rozzi
Name: SAMUEL ROZZI
Title: VICE PRESIDENT

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